OPINION OF BRYAN CAVE LLP

                                   Exhibit 5.1
BRYAN CAVE LLP
2800 North Central Avenue
21st Floor
Phoenix, Arizona  85004

                           _____________________, 1997

Mobile Mini, Inc.
1834 West Third Street
Tempe, Arizona  85281

Dear Sirs:

         We are acting as counsel to Mobile Mini, Inc. (the "Company") in connection with the Registration Statement on Form S-2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering $6,900,000 in original principal amount of the Company's senior subordinated notes due 2002 (the "Notes"), warrants (the "Warrants") to purchase up to 350,000 shares of the Company's common stock, par value $.01 per share (the
"Common Stock"), and the shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares").

         We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

         Based upon the foregoing, we are of the opinion that:

                  1. The Notes, when issued in accordance with the terms of the Indenture filed as an exhibit to the Registration Statement, and the Warrants, when issued in accordance with the terms of the Warrant Agreement filed as an exhibit to the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  2. The shares of the Company's Common Stock issuable upon exercise of the Warrants have been duly and validly authorized and such shares, when issued upon the due exercise of the Warrants and payment therefore , will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,



                                        BRYAN CAVE LLP